Exhibit 5.1

October 3, 2022

Plains GP Holdings, L.P.
333 Clay Street, Suite 1600
Houston, TX 77002

Ladies and Gentlemen:

We have acted as counsel to Plains GP Holdings, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) filed on or about the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act, by the selling shareholders (the “Selling Shareholders”) named in the Registration Statement, of up to 1,066,579 Class A shares representing limited partner interests in the Partnership (the “Class A Shares”). The Class A Shares to be offered by the Selling Shareholders consist of certain Shares that are issuable upon the exchange of Class A units representing limited partnership interests (“AAP Class A Units”) in Plains AAP, L.P. (“AAP”), together with an equal number of Class B shares representing limited partner interests (the “Class B Shares”) in the Partnership, pursuant to the Eighth Amended and Restated Limited Partnership Agreement of AAP, dated as of November 15, 2016, as amended (the “AAP Partnership Agreement”).

We have also participated in the preparation of the Prospectus (the “Prospectus”) contained in the Registration Statement to which this opinion is an exhibit.

As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), the Second Amended and Restated Agreement of Limited Partnership of the Partnership as amended (the “Partnership Agreement”), the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware, the AAP Partnership Agreement, the Registration Statement, including the Prospectus, the Partnership's records and documents, certificates of the Partnership and public officials, and such other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete; (ii) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies; (iii) all signatures on each such document examined by us are genuine and by individuals with legal capacity to execute such document; (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete; (v) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; (vi) all Class A Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; and (vii) any Class A Shares issuable upon the exchange of AAP Class A Units, and an equivalent number of Class B Shares, will have been issued in accordance with the AAP Partnership Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	845 Texas Ave, Suite 4700 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 velaw.com

October 3, 2022 Page 2

Based upon and subject to the foregoing and subject to the qualifications and limitations set forth herein, we are of the opinion that the Class A Shares have been duly authorized and that the Class A Shares, when such Class A Shares have been issued and delivered against payment therefor as described in the Registration Statement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware LP Act).

As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the general partner of the Partnership and the Partnership. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and the foregoing opinions are limited to the matters expressly stated herein, and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Partnership or any other person or any other circumstance.

The foregoing opinion is limited in all respects to the federal laws of the United States of America, the Delaware LP Act and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.